EXHIBIT 18



The Board of Directors and Stockholders
Sonat Inc.

Note 2 of Notes to Condensed Consolidated Financial Statements of Sonat Inc. included in its Form 10-Q for the nine months ended September 30, 1998 describes a change in the method of accounting for oil and gas properties from the successful efforts method to the full cost method. You have advised us that you believe that the change is to a preferable method in your circumstances because of the following reasons:

 1. The Company has changed its oil and gas exploration and production strategic direction from acquisitions of producing properties with significant development potential to an exploratory and development drilling growth strategy. The Company believes that, due to its change in strategic direction, the full cost method provides for a better matching of revenues and expenses versus the successful efforts method, and the full cost method more fairly presents the cost of the reserves acquired in the statement of financial position.

 2. Reporting annual operating results and financial position on a successful efforts basis for a company that provides for its growth through exploration drilling provides a different reflection of the operating success of the company and the cost of acquiring reserves. The Company believes that for a growing exploratory company a better presentation of economic results is provided through the application of full cost method of accounting. The full cost method accurately matches the cost of reserves obtained through an exploratory drilling program with the revenues produced through selling these reserves over a company's business cycle.

There are no authoritative criteria for determining a preferable accounting method for oil and gas properties based on the particular circumstances; however, we conclude that the change in the method of accounting for oil and gas properties is to an acceptable alternative method which, based on your business judgment to make this change for the reasons cited above, is preferable in your circumstances. We have not conducted an audit in accordance with generally accepted auditing standards of any financial statements of the Company as of any date or for any period subsequent to December 31, 1997; and therefore, we do not express any opinion on any financial statements of Sonat Inc. subsequent to that date.



October 20, 1998